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Prospectus Supplement to Prospectus dated March 9, 2004.

4,250,000 Shares

The Pep Boys—Manny, Moe & Jack

Common Stock

        Pep Boys is offering 4,250,000 shares of its common stock to be sold in the offering.

        The common stock is listed on the New York Stock Exchange under the symbol "PBY". The last reported sale price of the common stock on March 18, 2004 was $24.95 per share.

        See "Risk Factors" beginning on page 2 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$24.7500	$105,187,500
Underwriting discount	$1.2375	$5,259,375
Proceeds, before expenses, to Pep Boys	$23.5125	$99,928,125

        To the extent that the underwriters sell more than 4,250,000 shares of common stock, the underwriters have the option to purchase up to an additional 396,464 shares from Pep Boys at the initial price to public less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on March 24, 2004.

Goldman, Sachs & Co.

Morgan Stanley	Wachovia Securities

Advest, Inc.

Prospectus Supplement dated March 18, 2004.

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        Unless we have indicated otherwise, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares from us. Unless we have indicated otherwise, references in this prospectus supplement to "Pep Boys", "we", "us" and "our" or similar terms are to The Pep Boys—Manny, Moe & Jack and its consolidated subsidiaries. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to "$" or "dollars" are to the lawful currency of the United States.

        In this prospectus supplement, we rely on and refer to information regarding the automotive aftermarket industry from reports issued or prepared by Lang Marketing Resources, Inc. and Modern Tire Dealer. Unless otherwise indicated, all data in this prospectus supplement relating to the automotive aftermarket industry is for the year 2003 and has been derived from reports issued or prepared by Lang Marketing Resources, Inc. and Modern Tire Dealer. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of this information, and we have not independently verified any of it.

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PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in the accompanying prospectus. Prospective investors should consider carefully the information set forth under "Risk Factors" in the accompanying prospectus. Our fiscal year ends on the Saturday nearest to January 31. For example, "fiscal year 2003" refers to the fiscal year ended January 31, 2004.

The Pep Boys—Manny, Moe & Jack

        Pep Boys is a leader in the automotive aftermarket, with 595 stores and more than 6,000 service bays located throughout 36 states and Puerto Rico. All of our stores feature the nationally-recognized Pep Boys brand name, established through more than 80 years of providing high-quality automotive merchandise and services, and are company-owned, ensuring chain-wide consistency for our customers. We are the only national chain offering automotive service, accessories, tires and parts under one roof, positioning us to achieve our goal of becoming the category dominant one-stop shop for automotive maintenance and accessories.

        Of our 595 stores, 584 are what we call Supercenters, which feature an average of 11 state-of-the-art service bays, with an average of more than 20,000 square feet per Supercenter. Our store size allows us to display and sell a more complete offering of merchandise in a wider array of categories than our competitors, with a focus on the high-growth accessories segment and a comprehensive tire offering. We leverage this investment in inventory through our ability to install what we sell in our service bays and by offering this merchandise to both commercial and retail customers.

        We have a new leadership team of experienced retailers in place. This team has come together over the last year and combines new hires and tenured executives with automotive aftermarket, big box retail and proven business building experience. Please refer to "—Management" in this prospectus supplement for additional information.

        We have successfully implemented the final phase of our Profit Enhancement Plan ("PEP") that we launched in late 2000 and are continuing to focus upon improving the performance of our existing stores in order to provide a solid base for growth and expansion in the $131.7 billion car and light truck automotive aftermarket.

        We had total revenues of $2.1 billion and operating profit of $16.9 million in fiscal year 2003. Total revenues for the fourth quarter of fiscal year 2003 were $529.6 million, 13.6% higher than total revenues in the fourth quarter of fiscal year 2002. Since 1950, we have paid a quarterly cash dividend on an uninterrupted basis, and we are currently paying an annual dividend of $0.27 per share.

Industry Overview

        We compete in the U.S. automotive aftermarket, which generated sales of approximately $131.7 billion in 2003. The $111.8 billion Do-It-For-Me ("DIFM") (service labor, installed merchandise and tires) market and $19.9 billion Do-It-Yourself ("DIY") (retail merchandise) market have grown from 1998 through 2003 at compound rates of 3% and 0.5%, respectively, and are expected to grow from 2003 through 2008 at compound rates of 4% and 1%, respectively.

        We believe that the U.S. automotive aftermarket is currently characterized by stable growth favoring the DIFM segment because of (1) the number and age of vehicles, (2) the percentage of vehicles represented by light trucks (including SUVs), which typically generate more revenue per vehicle in the automotive aftermarket, (3) increasing vehicle complexity and (4) an aging DIY population that is less willing to perform their own repairs.

Competitive Strengths

        We believe our competitive strengths include the following:

  •
  A Unique Combination of Services and Merchandise. Unlike many of our competitors that only offer automotive merchandise or services, our 584 Supercenters are a one-stop shop for automotive maintenance and accessories. In each of our Supercenters, we offer not only a broad array of automotive merchandise, but also knowledgeable employees and service professionals trained to install all of the merchandise that we sell. For example, our installation capabilities allow us to sell tires, unlike many of our parts-only competitors. In turn, tire installation often results in incremental revenues attributable to complementary maintenance services, which many tire retailers do not perform. The synergistic relationship between our product offerings and service capabilities positions us to capture an increasing share of the DIFM market, which is substantially larger than and growing faster than the DIY market. The DIFM portion of our business accounted for approximately 44% of our total revenues in fiscal year 2003.

  •
  Service Advantages. Encouraged by the magnitude and growth of the DIFM market, we continue to invest in technical training for our more than 7,000 service professionals and in state-of-the-art equipment for our nationwide network of more than 6,000 service bays. Unlike most tire retailers and specialty service providers that only offer limited services, our service professionals have the ability to perform virtually all types of automotive maintenance services on all vehicle makes and models. We are generally able to offer these dealer quality services at lower prices (due to our investment in inventory) and at more convenient hours than car dealers and independent garages.

  •
  Retail Advantages. Our Supercenters average more than 11,500 square feet of retail space, more than any of our major automotive aftermarket competitors. The size of our Supercenters allows us to sell and display a uniquely large selection of fashion, electronic and performance accessories for cars, trucks, vans and SUVs. These accessories represent the fastest growing product segment in our market and help both to attract new customers and to keep our existing customers coming back. In addition, we are able to offer complementary merchandise, such as garage organizers and tools, and to keep our product offerings fresh by capitalizing on emerging trends, like motorized scooters. Unlike our DIY competitors, our larger than average store size also allows us to provide a comprehensive offering of name brand and private-label tires.

  •
  Pep Boys Brand Awareness. Having served the automotive aftermarket for over 80 years, the Pep Boys brand and our namesake founders, Manny, Moe & Jack, have become widely-recognized corporate icons symbolizing automotive expertise and integrity.

Business Strategy

        Our strategy to become the category dominant one-stop shop for automotive maintenance and accessories includes:

  •
  Building Upon a Successful Restructuring. In July 2003, we initiated the final phase of our comprehensive Profit Enhancement Plan, which was launched in November 2000. The key elements of PEP included:

—	closing underperforming stores;
—	closing and consolidating distribution centers;

—	streamlining our corporate management structure;
—	significantly reducing in-store, service and field management; and
—	eliminating certain unprofitable merchandise offerings.

Following completion of the final phase of PEP, we estimate that the contribution to earnings resulting from PEP will be approximately $95 million per year ($84 million from the initial phase and $11 million from the final phase) as compared to fiscal year 2000.
  •
  Improving Our Merchandising Capabilities. We will continue to fill our stores with a new and flexible merchandising mix designed to increase customer traffic. We will take advantage of our industry-leading average retail square footage to improve and intensify our merchandise displays. Our already strong brand awareness will allow us to utilize product-specific advertising to highlight promotional items and pricing, primarily through weekly print advertising. Each of these merchandising initiatives is designed to continue to build upon the DIY customer's view of Pep Boys as the place that "makes me feel like a kid in a candy store."

  •
  Enhancing Our Stores. We have begun to reinvest in our existing stores to completely redesign their interiors and enhance their exterior appeal. Our new interior design will feature four distinct merchandising worlds: accessories (fashion, electronic and performance merchandise), maintenance (hard parts and chemicals), garage (repair shop and travel) and service (including tire, wheel and accessory installation). We believe that this layout will provide customers with a clear and concise way of finding what they need and will promote cross-selling. The most important of these changes will be to move all of our service desks and waiting areas inside the retail stores adjacent to our tire offering displays. We also are planning modifications for the exterior of our stores that are designed to increase customer traffic.

  •
  Focusing Our Service Offering and Introducing Name Brand Tires. We continue to build upon the competitive advantage that our service offering provides over our parts-only competitors by sharpening our focus on the most profitable maintenance services and introducing name brand tires. By narrowing our service offering, we believe that we can improve our financial performance, both by eliminating less profitable heavy repair services and by better managing the skills of our staff. This narrowing of our service offering, when coupled with our new labor scheduling system, should also allow us to improve the quality of the service we provide, thereby enhancing customer satisfaction. In addition, the introduction of name brand tires, which constitute 75% of the $17.1 billion replacement passenger and light truck tire market, is expected to attract more customers and to help establish those customer relationships earlier in the post-warranty period of their car's life.

  •
  Achieving Financial Targets to Justify New Store Growth. We have set the following company-wide financial targets as one measure to justify new store growth:

—	annual comparable revenue growth between 4% and 6%;
—	operating profit margins of 10%; and
—	a debt-to-capital ratio below 40%.

We expect new store growth to begin in fiscal year 2006. This growth will focus primarily upon increasing penetration in our existing markets to further leverage our investments. We are likely to grow our total number of service bays through a combination of acquisitions and building new stores. The format of these new stores is likely to include both Supercenters and a service-only format that will utilize existing Supercenters for most of their inventory needs.

Management

        In connection with our restructuring, we assembled a new leadership team consisting of new hires and tenured executives. This collection of experienced retailers combines proven business building experience in big box formats with substantial automotive aftermarket knowledge. Together, they lead Pep Boys as we strive to increase the profitability of our existing stores in order to provide a solid base for growth and expansion.

  Senior Management

        Lawrence N. Stevenson, Chief Executive Officer, joined us in May 2003 after having most recently served as the CEO of Chapters, Canada's largest book retailer. Prior to his seven years at Chapters, Mr. Stevenson spent nine years with Bain & Company, which included serving as the Managing Director of their Canadian operations.

        George Babich, Jr., President and Chief Financial Officer, joined us in August 1996 and has served in various financial positions of increasing seniority. Prior to joining us, Mr. Babich served in various financial management positions with the international law firm Morgan, Lewis & Bockius LLP, The Franklin Mint, Ford Motor Company and PepsiCo.

        Hal Smith, Executive Vice President—Chief Marketing Officer, joined us in August 2003 after most recently serving in such capacity for CSK Auto. Mr. Smith brings over 30 years of experience with a variety of retailers, including Bass Pro Shops and The Home Depot.

        Don L. Casey, Senior Vice President—Supply Chain & Logistics, rejoined us in June 2000. From June 1999 through June 2000, Mr. Casey was Vice President of Purchasing and Supply Chain for Discount Auto Parts. From February 1987 through May 1999, Mr. Casey served in various merchandising positions of increasing seniority with Pep Boys.

        Mark L. Page, Senior Vice President—Store Operations, joined us in June 1975 and knows every aspect of our store operations, having worked his way from Store Manager to the top of the operations ladder.

        Harry Yanowitz, Senior Vice President—Strategy & Business Development, joined us in June 2003 after having most recently served as President of Chapters during Mr. Stevenson's tenure. Prior to joining Chapters, Mr. Yanowitz was a Managing Director of Sherpa Investments, a private investment firm, and a consultant with Bain & Company.

  Additional Key Hires

        Galen F. Bullock, Vice President—Retail Merchandising, joined us in September 2003 after having most recently served as General Merchandise Manager for CSK Auto. Mr. Bullock brings over 20 years of experience with automotive retailers, including AutoZone and Firestone.

        Michael G. Elmore, Vice President—Chief Information Officer, joined us in February 2004 after spending ten years at Lowe's, most recently as Vice President—MIS Operations. Prior to joining Lowe's, Mr. Elmore served as an IT manager with Wal-Mart.

        James H. Fox, Vice President—Advertising & Marketing, joined us in August 2003 after having most recently served in such capacity for CSK Auto. Mr. Fox brings over 25 years of advertising experience.

        Carol L. Pietak, Vice President—Human Resources, joined us in September 2003 after having most recently served in such capacity with Target. Ms. Pietak brings over 20 years of human resources experience with retailers, including Staples and Federated Department Stores.

The Offering

Common stock offered	4,250,000 shares
Common stock to be outstanding immediately after this offering	57,037,148 shares
Listing	New York Stock Exchange
New York Stock Exchange symbol	PBY

        The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares of common stock outstanding as of January 31, 2004. This number does not include:

  •
  6,910,610 shares issuable upon exercise of stock options outstanding under our stock option plans as of January 31, 2004;

  •
  8,928,159 treasury shares;

  •
  2,195,270 shares held in our flexible employee benefits trust; and

  •
  up to 396,464 shares that the underwriters have an option to purchase from us within 30 days of the date of this prospectus supplement.

Summary Consolidated Financial and Operating Data

        The summary consolidated financial and operating data set forth below should be read in conjunction with our consolidated financial statements and notes thereto incorporated by reference in the accompanying prospectus. The balance sheet data as of February 2, 2002 and February 1, 2003 and the statement of operations data for the years ended February 3, 2001, February 2, 2002 and February 1, 2003 have been derived from our audited consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors, whose report is also incorporated by reference in the accompanying prospectus. The balance sheet data as of January 29, 2000 and February 3, 2001 and the statement of operations data for the year ended January 29, 2000 have been derived from our audited consolidated financial statements.

	Fiscal Year Ended
	January 29, 2000	February 3, 2001		February 2, 2002		February 1, 2003		January 31, 2004
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data
Merchandise sales	$1,887,771	$1,891,046		$1,707,190		$1,697,628		$1,728,386
Service revenue	424,717	444,233		403,505		400,149		405,884

Total revenues	2,312,488	2,335,279		2,110,695		2,097,777		2,134,270
Gross profit from merchandise sales	520,228	436,033	(1)	500,037	(2)	514,490	(3)	490,239	(4)
Gross profit from service revenue	82,295	78,243	(1)	101,053	(2)	102,056	(3)	96,504	(4)

Total gross profit	602,523	514,276	(1)	601,090	(2)	616,546	(3)	586,743	(4)
Selling, general and administrative expenses	512,434	542,048	(1)	497,798	(2)	504,163	(3)	569,834	(4)
Operating profit (loss)	90,089	(27,772	)(1)	103,292	(2)	112,383	(3)	16,909	(4)
Non-operating income	2,327	7,314		4,623		3,097		3,339
Interest expense	51,557	59,718		53,709		47,237		38,255
Earnings (loss) from continuing operations before income taxes	40,859	(80,176)		54,206		68,243		(18,007)
Net earnings (loss) from continuing operations	26,625	(50,929	)(1)	34,693	(2)	42,992	(3)	(11,399)	(4)
Net earnings (loss) from discontinued operations, net of tax	2,678	(165)		642		808		(18,263)
Cumulative effect of change in accounting principle, net of tax	—	—		—		—		(2,484)

Net earnings (loss)	29,303	(51,094	)(1)	35,335	(2)	43,800	(3)	(32,146)	(4)
Data Per Common Share
Basic earnings (loss) from continuing operations	$0.53	$(1.00	)(1)	$0.68	(2)	$0.83	(3)	$(0.22	)(4)
Basic earnings (loss)	0.58	(1.00	)(1)	0.69	(2)	0.85	(3)	(0.62	)(4)
Diluted earnings (loss) from continuing operations	0.53	(1.00	)(1)	0.67	(2)	0.80	(3)	(0.22)	(4)
Diluted earnings (loss)	0.58	(1.00	)(1)	0.68	(2)	0.82	(3)	(0.62	)(4)
Weighted shares outstanding (basic)	50,665	51,088		51,348		51,517		52,185
Weighted shares outstanding (diluted)	50,840	51,088		52,035		57,199		52,185
Balance Sheet Data
Working capital	$185,206	$122,741		$115,201		$130,680		$76,227
Total assets	2,064,948	1,898,084		1,806,135		1,799,910		1,841,023
Long-term debt (includes all convertible debt)	784,024	654,194		544,418		525,577		408,016
Total debt (includes all convertible debt)	784,207	812,946		669,033		627,459		525,079
Stockholders' equity	658,284	594,766		617,790		649,992		615,594

(1)
Includes pre-tax charges of $74,945 related to the Profit Enhancement Plan of which $67,085 reduced gross profit from merchandise sales, $5,232 reduced gross profit from service revenue and $2,628 was included in selling, general and administrative expenses.

(2)
Includes pre-tax charges of $5,197 related to the Profit Enhancement Plan of which $4,169 reduced gross profit from merchandise sales, $813 reduced gross profit from service revenue and $215 was included in selling, general and administrative expenses.

(3)
Includes pre-tax charges of $2,529 related to the Profit Enhancement Plan of which $2,014 reduced gross profit from merchandise sales, $491 reduced gross profit from service revenue and $24 was included in selling, general and administrative expenses.

(4)
Includes pre-tax charges of $89,730 related to corporate restructuring and other one-time events of which $30,058 reduced gross profit from merchandise sales, $3,278 reduced gross profit from service revenue and $56,394 reduced selling, general and administrative expenses.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The words "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify these forward-looking statements. Forward-looking statements include management's expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. Our actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond our control, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of our stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in our filings with the Securities and Exchange Commission. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $99.4 million, after deducting the underwriting discounts and commissions and estimated expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, the net proceeds from this offering will be approximately $108.7 million. We will use the net proceeds from the sale of the common stock offered in this offering to repay the outstanding balance under our revolving credit facility, which will be used along with cash to repay the $57.0 million aggregate principal amount of medium-term notes that matured on March 3, 2004 and March 10, 2004, and to prepay the approximately $22.4 million aggregate principal amount outstanding under our senior secured (equipment and real estate) credit facility, with the balance applied to store redesigns. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our consolidated capitalization as of January 31, 2004 and as adjusted to give effect to (i) the receipt of the net proceeds from this offering of 4,250,000 shares of our common stock, after deducting underwriting discounts and estimated offering expenses payable by us, assuming no exercise of the underwriters' option to purchase additional shares, (ii) the repayment of the outstanding balance under our revolving credit facility, which will be used along with cash to repay the $57.0 million aggregate principal amount of medium-term notes that matured on March 3, 2004 and March 10, 2004, and (iii) the prepayment of the approximately $22.4 million aggregate principal amount outstanding under our senior secured (equipment and real estate) credit facility. From time to time, we may issue additional debt or equity securities. The following information is qualified in its entirety by and should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated by reference in the accompanying prospectus. Please refer to "Where You Can Find More Information" in the accompanying prospectus for additional information.

	As of January 31, 2004
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$60,984	$80,993

Debt maturing within one year	$117,063	$51,063
Long-term debt, less current portion	258,016	244,597
Convertible long-term debt, less current portion	150,000	150,000

Total debt	525,079	445,660
Stockholders' equity:
Common stock, $1.00 par value, 500,000,000 shares authorized, 63,910,577 shares issued, actual; 68,160,577 shares issued, as adjusted	63,911	68,161
Additional paid-in capital	177,317	272,495
Retained earnings	577,793	577,793
Accumulated other comprehensive loss	(15)	(15)

Less: treasury stock at cost, 8,928,159 shares	(144,148)	(144,148)

Less: shares in benefit trust at cost, 2,195,270 shares	(59,264)	(59,264)

Total stockholders' equity	615,594	715,022

Total capitalization	$1,140,673	$1,160,682

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock on the New York Stock Exchange and the cash dividends paid per share.

Fiscal Quarter	High	Low	Cash Dividends per Share
Fiscal Year Ending January 29, 2005
First Quarter (through March 18, 2004)	$26.30	$21.29
Fiscal Year Ended January 31, 2004
First Quarter	$10.69	$6.00	$.0675
Second Quarter	15.90	8.54	.0675
Third Quarter	19.94	14.05	.0675
Fourth Quarter	23.99	18.53	.0675
Fiscal Year Ended February 1, 2003
First Quarter	$19.38	$13.55	$.0675
Second Quarter	19.04	10.75	.0675
Third Quarter	15.23	8.75	.0675
Fourth Quarter	12.64	10.06	.0675
Fiscal Year Ended February 2, 2002
First Quarter	$7.00	$4.40	$.0675
Second Quarter	13.97	5.35	.0675
Third Quarter	13.70	8.80	.0675
Fourth Quarter	18.48	11.88	.0675

        On March 18, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $24.95 per share. As of March 18, 2004, there were approximately 7,209 holders of record of our common stock.

        It is the present intention of our board of directors to continue to pay regular quarterly cash dividends; however, the declaration and payment of future dividends will be determined by our board of directors in its sole discretion and will depend upon our earnings, financial condition and capital needs and other factors which our board of directors deems relevant. The ability of our board of directors to declare and pay any cash dividends shall be subject to the provisions of the section of our senior secured (equipment and real estate) credit facility entitled "Restricted Payments, etc." and the section of our revolving credit facility entitled "Dividends and Redemptions."

UNDERWRITING

        Pep Boys and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC and Advest, Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	2,550,000
Morgan Stanley & Co. Incorporated	637,500
Wachovia Capital Markets, LLC	637,500
Advest, Inc.	425,000

Total	4,250,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 396,464 shares from Pep Boys to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Pep Boys. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 396,464 additional shares.

Paid by Pep Boys

	No Exercise	Full Exercise
Per Share	$1.2375	$1.2375
Total	$5,259,375	$5,749,999

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.7425 per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.1000 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        Pep Boys and certain of its directors and executive officers have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, subject to certain permitted exceptions, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering.

"Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Pep Boys in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Pep Boys' common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in The Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

        No underwriter has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the shares in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to shares which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal, or holding of securities (whether as principal or as agent).

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

        Each underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

        Pep Boys estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

        Pep Boys has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for Pep Boys, for which they received or will receive customary fees and expenses.

        An affiliate of Wachovia Capital Markets, LLC is a lender under Pep Boys' revolving credit facility and will receive part of the proceeds from this offering as repayment by Pep Boys of its revolving credit facility. Because Wachovia Capital Markets, LLC is an underwriter and its affiliate will receive more than ten percent of the net proceeds in this offering from Pep Boys' repayment to such affiliate of Pep Boys' outstanding borrowing under its revolving credit facility, this offering is subject to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

VALIDITY OF COMMON STOCK

        Certain legal matters with respect to the common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP. The validity of the common stock offered hereby will be passed upon for the underwriters by Sullivan & Cromwell LLP.

PROSPECTUS

$300,000,000

The Pep Boys—Manny, Moe & Jack

Common Stock, Debt Securities,
Warrants to Purchase Common Stock,
Warrants to Purchase Debt Securities,
Stock Purchase Contracts and
Stock Purchase Units

        We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Prospectus dated March 9, 2004.

        You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process, relating to the common stock, debt securities, warrants to purchase common stock, warrants to purchase debt securities, stock purchase contracts and stock purchase units described in this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $300,000,000.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

        Unless the context otherwise requires, the terms "Pep Boys," "we," "us" and "our" refer to The Pep Boys—Manny, Moe & Jack, a Pennsylvania corporation, and its consolidated subsidiaries.

ii

PEP BOYS

        The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should consider carefully the information beginning on page 2 of this prospectus under the heading "Risk Factors." Our fiscal year ends on the Saturday nearest to January 31. For example, "fiscal year 2003" refers to the fiscal year ended January 31, 2004.

        We are a leader in the automotive aftermarket, with 595 stores and over 6,000 service bays located throughout 36 states and Puerto Rico. All of our stores feature the nationally-recognized Pep Boys brand name, established through more than 80 years of providing high-quality automotive merchandise and services, and are company-owned, ensuring chain-wide consistency for our customers. We are the only national chain offering automotive service, accessories, tires and parts under one roof, positioning us to achieve our goal of becoming the dominant one-stop shop for automotive maintenance and accessories.

        Our principal executive offices are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132. Our telephone number is (215) 430-9000. We maintain a website at http://www.pepboys.com where general information about us is available. We are not incorporating the contents of our website into this prospectus. The Pep Boys—Manny, Moe & Jack was incorporated in the Commonwealth of Pennsylvania on January 19, 1925. Our common stock is listed on the New York Stock Exchange under the trading symbol "PBY."

        For further information regarding us and our financial information, you should refer to our recent filings with the Commission. See "Incorporation of Certain Documents by Reference."

RISK FACTORS

        Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described as risks below actually occurs, our business, results of operations or financial condition could be materially and adversely affected.

Risks Related to Pep Boys

        If we are unable to generate sufficient cash flows from our operations, our liquidity will suffer and we may be unable to satisfy our obligations.

        We require significant capital to fund our business. While we believe we have the ability to sufficiently fund our planned operations and capital expenditures for the balance of fiscal year 2004, circumstances could arise that would materially affect our liquidity. For example, cash flows from our operations could be affected by changes in consumer spending habits or the failure to maintain favorable vendor payment terms or our inability to successfully implement sales growth initiatives. We may be unsuccessful in securing alternative financing when needed, on terms that we consider acceptable, or at all.

        The degree to which we are leveraged could have important consequences to your investment in our securities, including the following risks:

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future;

  •
  a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, thereby reducing the funds available for other purposes;

  •
  our failure to comply with the financial and other restrictive covenants governing our debt, which, among other things, require us to maintain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects; and

  •
  if we are substantially more leveraged than some of our competitors, we might be at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do.

        We depend on our relationships with our vendors and a disruption of these relationships or of our vendors' operations could have a material adverse effect on our business and results of operations.

        Our business depends on developing and maintaining productive relationships with our vendors. Many factors outside our control may harm these relationships. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, our failure to promptly pay, or order sufficient quantities of inventory from, our vendors may increase the cost of products we purchase or may lead to vendors refusing to sell products to us at all. The recent trend towards consolidation among automotive parts suppliers may also disrupt our relationship with some vendors. To enhance our supply of top-quality, competitively-priced tires and batteries, we have selected a primary vendor who supplies over 90% of our needs in each of these two product categories. A disruption of our vendor relationships or a disruption in our vendors' operations could have a material adverse effect on our business and results of operations.

        We depend on our senior management team and our other personnel, and we face substantial competition for qualified personnel.

        Our success depends on the efforts of our senior management team. Our continued success will also depend upon our ability to retain existing, and attract additional, qualified field personnel to meet our needs. We face substantial competition, both from within and outside of the automotive aftermarket to retain and attract qualified personnel. In addition, we believe that the number of qualified automotive service technicians in the industry is generally insufficient to meet demand.

        We are subject to environmental laws and may be subject to environmental liabilities that could have a material adverse effect on us in the future.

        We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances contained in the products we sell and use in our service bays, the recycling of batteries, tires and used lubricants, and the ownership and operation of real property. As a result of investigations undertaken in connection with a number of our store acquisitions and financings, we are aware that soil or groundwater may be contaminated at some of our properties. Any failure by us to comply with environmental laws and regulations could have a material adverse effect on us.

        We are developing a new point-of-sale information system that is currently behind schedule, and further delays in its introduction could lead to increased demands on capital and a competitive disadvantage relative to our competitors.

        We began developing in November 2001 a fully integrated point-of-sale information system for all of our stores that we believe will improve our stores' operating efficiency and product sourcing. In the fourth quarter of 2003, due to concerns about the ability of the base software's architecture to support a chain-wide roll-out, we decided to identify an alternative base software as the basis for our customized system. Consequently, despite the fact that we expect to utilize a portion of the assets developed to date, the roll-out of the new system has been delayed and we took a $13.2 million impairment charge against a portion of the system's assets. In addition to the increased demand on capital caused by the difficulties in the development and introduction of our new point-of-sale system, further delays in its introduction could lead to a competitive disadvantage relative to our competitors.

Risks Related to Our Industry

        Our industry is highly competitive, and price competition in some categories of the automotive aftermarket or a loss of trust in our participation in the "do-it-for-me" market, could cause a material decline in our revenues and earnings.

        The automotive aftermarket retail and service industry is highly competitive and subjects us to a wide variety of competitors. We compete primarily with the following types of businesses in each category of the automotive aftermarket:

Do-It-Yourself

  Retail

  •
  automotive parts and accessories stores;

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  automobile dealers that supply manufacturer replacement parts and accessories; and

  •
  mass merchandisers and wholesale clubs that sell automotive products.

Do-It-For-Me

  Service Labor

  •
  regional and local full service automotive repair shops;

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  automobile dealers that provide repair and maintenance services;

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  national and regional (including franchised) tire retailers that provide additional automotive repair and maintenance services; and

  •
  national and regional (including franchised) specialized automotive (such as exhaust, brake and transmission) repair facilities that provide additional automotive repair and maintenance services.

  Installed Merchandise/Commercial

  •
  mass merchandisers, wholesalers and jobbers (some of which are associated with national parts distributors or associations).

  Tire Sales

  •
  national and regional (including franchised) tire retailers; and

  •
  mass merchandisers and wholesale clubs that sell tires.

        A number of our competitors have more financial resources, are more geographically diverse or have better name recognition than us, which might place us at a competitive disadvantage to those competitors. Because we seek to offer competitive prices, if our competitors reduce their prices we may be forced to reduce our prices, which could cause a material decline in our revenues and earnings and hinder our ability to service our debt.

        With respect to the service labor category, the majority of consumers are unfamiliar with their vehicle's mechanical operation and, as a result, often select a service provider based on trust. Potential occurrences of negative publicity associated with the Pep Boys brand, the products we sell or installation or repairs performed in our service bays, whether or not factually accurate, could cause consumers to lose confidence in our products and services in the short or long term, and cause them to choose our competitors for their automotive service needs.

        Vehicle miles driven may decrease, resulting in a decline of our revenues and negatively affecting our results of operations.

        Our industry depends on the number of vehicle miles driven. Factors that may cause the number of vehicle miles and our revenues and our results of operations to decrease include:

  •
  the weather—as vehicle maintenance may be deferred during periods of inclement weather;

  •
  the economy—as during periods of poor economic conditions, customers may defer vehicle maintenance or repair, and during periods of good economic conditions, consumers may opt to purchase new vehicles rather than service the vehicles they currently own and replace worn or damaged parts;

  •
  gas prices—as increases in gas prices may deter consumers from using their vehicles; and

  •
  travel patterns—as changes in travel patterns may cause consumers to rely more heavily on train and airplane transportation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The words "guidance," "expects," "anticipates," "estimates," "forecasts" and similar expressions are intended to identify these forward-looking statements. Forward-looking statements include management's expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. Our actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond our control, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of our stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in our filings with the Commission. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year
	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges(1)	—	2.0x	1.7x	—	1.6x

(1)
The ratio of earnings to fixed charges is completed by dividing earnings by fixed charges. "Earnings" consist of earnings from continuing operations before income taxes plus fixed charges (exclusive of capitalized interest costs) plus one-third of rental expense (which amount is considered representative of the interest factor in rental expense). Earnings, as defined, were not sufficient to cover fixed charges by approximately $18.0 million and $80.7 million for fiscal years 2003 and 2000, respectively.

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of the offered securities for repayment of indebtedness, capital expenditures, working capital and other general corporate purposes. Until we use the net proceeds in the manner described above, we may temporarily use them to make short-term investments or reduce short-term borrowings.

THE SECURITIES WE MAY OFFER

        We may from time to time offer under this prospectus, separately or together:

  •
  common stock;

  •
  unsecured senior or subordinated debt securities;

  •
  warrants to purchase common stock;

  •
  warrants to purchase debt securities;

  •
  stock purchase contracts to purchase common stock; and

  •
  stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder's obligation to purchase common stock under the stock purchase contract, either our debt securities or U.S. Treasury securities.

        The aggregate initial offering price of the offered securities will not exceed $300,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

        We have authorized the issuance of 500,000,000 shares of common stock, $1.00 par value per share. As of January 31, 2004, we had 52,787,148 shares of common stock (net of 8,928,159 treasury shares and 2,195,270 shares of common stock held in a benefits trust) outstanding and 6,697,260 shares of common stock reserved for issuance upon the conversion of our convertible senior notes.

        The following is a summary of some provisions of Pennsylvania law and our articles of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Pennsylvania and our articles of incorporation and bylaws.

Description of Common Stock

        Holders of our common stock are entitled to any dividends as our board of directors, in its discretion, may declare out of legally available funds. Dividends and other distributions are subject to some restrictions under our existing revolving credit agreement. Our shares of common stock are not redeemable, and holders of common stock have no preemptive or other rights to purchase any of our securities. If we liquidate, holders of common stock will be entitled to receive pro rata all remaining assets available for distribution to stockholders after payment of all our debts and other liabilities. Holders of common stock are entitled to cast one vote per share, except that they are entitled to cumulate votes in the election of directors.

Description of Rights Plan

        On December 31, 1997, we distributed as a dividend one common share purchase right on each share of our common stock. The rights will not be exercisable or transferable apart from our common stock until a person or group, as defined in the rights agreement, dated December 5, 1997, without the proper consent of our board of directors, acquires 15% or more, or makes an offer to acquire 15% or more, of our outstanding stock. When exercisable, the rights entitle the holder to purchase one share of our common stock for $125. Under a number of circumstances, including the acquisition of 15% of our outstanding common stock by a person or group, the rights entitle the holder to purchase our common stock or the common stock of an acquiring company having a market value of twice the exercise price of the right. The rights do not have voting power and are subject to redemption by our board of directors for $0.01 per right anytime before a 15% position has been acquired and for 10 days thereafter, at which times the rights become nonredeemable. The rights expire on December 31, 2007.

Share Repurchase—Treasury Stock

        On February 1, 1999, we repurchased 11,276,698 of our outstanding shares of common stock pursuant to a dutch auction self-tender offer at a price of $16.00 per share. A portion of the treasury shares will be used by us to provide benefits to employees under our compensation plans and in conjunction with our dividend reinvestment program. At January 31, 2004, we reflected 8,928,159 shares of our common stock at a cost of $144,148,000 as "cost of shares in treasury" on our consolidated balance sheet.

Benefits Trust

        On April 29, 1994, we established a flexible employee benefits trust with the intention of purchasing up to $75,000,000 worth of our shares of common stock. The repurchased shares will be held in the trust and will be used to fund our existing benefit plan obligations, including healthcare programs, savings and retirement plans and other benefit obligations. The trust will allocate or sell the repurchased shares through 2023 to fund these benefit programs. As shares are released from the trust, we will charge or credit additional paid-in capital for the difference between the fair value of shares released and the original cost of the shares to the trust. For financial reporting purposes, the trust is consolidated with our accounts. All dividend and interest transactions between the trust and Pep Boys are eliminated. At January 31, 2004, we reflected 2,195,270 shares of our common stock at a cost of $59,264,000 as "cost of shares in benefits trust" on our consolidated balance sheet.

Anti-takeover Effects of Provisions of Our Articles of Incorporation, Bylaws, Rights Plan and Pennsylvania Law

        Our stockholders' rights and related matters are governed by Pennsylvania law and our articles of incorporation and bylaws. Some provisions of Pennsylvania law and our articles of incorporation and bylaws, which are summarized below, and our rights plan, described above, may discourage or make more difficult a takeover attempt that a stockholder might consider in his interest. These provisions may also adversely affect prevailing market prices for our common stock.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws require a stockholder to provide advance notice if the stockholder wishes to submit a proposal or nominate candidates for director at our annual meeting of stockholders. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at our annual meeting must be in writing and received by our president at our principal executive offices at least 50, but not more than 75, days prior to the annual meeting of stockholders. In the case of nominations for election as directors, the notice must set forth information about each nominee who is not an incumbent director.

  Special Meetings of Stockholders

        Our bylaws provide that a special meeting of stockholders may be called only by (1) the chairman of our board of directors, if he or she is serving as our chief executive officer, and otherwise our president or (2) our board of directors.

  No Written Consent

        Our bylaws further provide that no action of the stockholders will be taken by written or other consent in lieu of a meeting of stockholders.

  Pennsylvania Anti-takeover Provisions

        The following summarizes certain statutory anti-takeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended, referred to as the "PBCL".

        We are subject to Subchapter 25F of the PBCL, which generally prohibits a "business combination" with an "interested shareholder" (defined to include a shareholder or group of shareholders who, together with affiliates, own(s) at least 20% of the voting power of a "registered" corporation, such as Pep Boys). This prohibition extends for a five-year period from the date on which the shareholder became an "interested shareholder," unless the transaction is approved in advance by the board of directors of the corporation or a majority vote of the shareholders not including any voting shares beneficially owned by the interested shareholder. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions.

        The PBCL provides for further anti-takeover provisions relating to control share acquisitions (Subchapter 25G) and disgorgement (Subchapter 25H); however, we have specifically opted out of these provisions pursuant to Article XII of our bylaws.

        The PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors.

  Limitation of Liability of Directors and Indemnification

        As permitted by the PBCL, our bylaws provide that a director will not be personally liable in his or her capacity as a director for any action taken or failure to take any action, unless he or she has breached or failed to perform the duties of his or her office under Section 1713 of the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of our bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or Federal law.

        Our bylaws also provide that every person who is or was serving as a director or officer of Pep Boys will be indemnified and held harmless by us to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by that person in connection with any proceeding which he or she was or is a party to, or is threatened to be made a party to or is otherwise involved in, by reason of the fact that he or she is or was serving as a director or officer of Pep Boys, or is or was serving in any capacity at the request of or for the benefit of Pep Boys as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise whether or not he or she still holds that position at the time the expenses, liabilities or losses are incurred.

DESCRIPTION OF THE DEBT SECURITIES

        The following description of our debt securities sets forth the general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to any offered debt securities, will be described in the applicable prospectus supplement. We will issue senior debt securities under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement which includes this prospectus. This prospectus refers to this indenture as the "senior indenture." We will issue subordinated debt securities under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement which includes this prospectus. This prospectus refers to this indenture as the "subordinated indenture." The senior indenture and the subordinated indenture are sometimes referred to collectively as the "indentures" and each individually as an "indenture." The indentures will be subject to, and governed by, the Trust Indenture Act of 1939.

        The following description of certain provisions of the forms of indentures does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the indentures. We urge you to read the indentures applicable to a particular series of debt securities because they, and not this description, define your rights as the holders of the debt securities. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.

General

        The indentures will not limit the aggregate principal amount of the debt securities which we may issue and will provide that we may issue the debt securities from time to time in one or more series. The indentures will not limit the amount of our other indebtedness or the debt securities which we or our subsidiaries may issue.

        Unless otherwise provided in the applicable prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness as described below under "—Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement.

        As of January 31, 2004, we had approximately $523.7 million of Senior Indebtedness outstanding and approximately $50,000 outstanding under our revolving credit facility.

        We and The Pep Boys—Manny Moe & Jack of California, Pep Boys—Manny, Moe & Jack of Delaware, Inc. and Pep Boys—Manny, Moe & Jack of Puerto Rico, Inc., or our subsidiary guarantors, have granted security interests in substantially all of our respective inventory, receivables, cash and cash equivalents, and general intangibles (including intellectual property) and certain of our respective real estate and equipment to secure some of our debt to which our subsidiary guarantors are co-obligors. As a result, debt securities and the guarantees will be effectively subordinated to the secured debt of our subsidiary guarantors to the extent of the value of the assets that secure that debt. As of January 31, 2004, our subsidiary guarantors had approximately $33,000 of secured debt outstanding.

        The applicable prospectus supplement will describe the terms of the debt securities offered, including:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the debt securities will mature;

  •
  the rate or rates at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined, and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined;

  •
  the date or dates on which interest, if any, on the debt securities will be payable;

  •
  the place or places where payments will be payable;

  •
  whether any of the debt securities will be redeemable at our option, whether we will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the option of any holder, and the terms of the option or obligation;

  •
  if other than denominations of $1,000 and multiples of $1,000, the denominations the debt securities will be issued in;

  •
  whether the debt securities will be convertible or exchangeable and, if so, the securities or rights into which the debt securities are convertible or exchangeable, and the terms and conditions of conversion or exchange;

  •
  if other than the entire principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity thereof;

  •
  if other than United States dollars, the currency of payment of the principal of, any premium or interest on or any additional amounts with respect to any of the debt securities;

  •
  whether the debt securities will be issued in global form and, if so, who the depositary will be;

  •
  classification as senior or subordinated debt securities;

  •
  in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of ours in right of payment, whether the other indebtedness is outstanding or not;

  •
  whether the debt securities are subject to defeasance; and

  •
  any other specific terms of the debt securities, including any additional events of default or covenants.

        We will have the ability under the indentures to "reopen" a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms for that series. We will also be permitted to issue debt securities with the same terms as previously issued debt securities.

        The debt securities may be issued as original issue discount securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their principal amount. Special United States federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise provided in the applicable prospectus supplement, payment of the interest on any debt securities on an interest payment date will be made to the person in whose name the debt securities are registered at the close of business on the regular record date for the interest.

        Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise provided in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise provided in the applicable prospectus supplement, the corporate trust office of the trustee will be required to have an office in New York and will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, and the holders of the debt securities may then look only to us for payment.

Form, Exchange and Transfer

        The debt securities will be issued only in fully registered form, without coupons, and, unless otherwise provided in the applicable prospectus supplement, in minimum denominations of $1,000 and any multiple of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants.

        At the option of the holder and unless otherwise provided in the applicable prospectus supplement, the debt securities may be exchanged for other debt securities of the same series in any authorized denominations, and of a like aggregate principal amount and the debt securities may be presented for exchange or for registration of transfer at the office of any transfer agent designated by us. The transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

        Any transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities.

        If the debt securities of any series are to be redeemed in part, we will not be required to:

  •
  issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any of the debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Conversion and Exchange

        The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or other securities, property or cash, or a combination of any of the foregoing, will be described in the applicable prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the securities, property or cash to be received by the holders of the debt securities would be subject to adjustment as described in the applicable prospectus supplement.

Subsidiary Guarantees

        The debt securities may be fully and unconditionally guaranteed by The Pep Boys—Manny Moe & Jack of California, Pep Boys—Manny, Moe & Jack of Delaware, Inc. and Pep Boys—Manny, Moe &

Jack of Puerto Rico, Inc. These guarantees, if any, will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, an indenture will be executed by the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of any guarantee will be set forth in the applicable prospectus supplement.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series.

        The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

        Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. The accounts will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

        So long as the depositary for a global security, or its nominee, is the registered holder of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form and will not be considered the owners or holders of the debt securities represented by the global security for any purpose under the debt securities or the applicable indenture.

        Principal of, and any premium and interest on, a global security will be made to the depositary. None of the trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests of the global security for the debt securities, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

        We expect that the depositary for a series of the debt securities, upon receipt of any payment with respect to the debt securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of the participants.

        The indentures will provide that each global security authenticated will be registered in the name of the depositary and delivered to the depositary or its nominee or custodian, and each global security will constitute a single debt security. The indentures will also provide that no global security may be exchanged, in whole or in part, for debt securities registered, and no transfer of a global security, in whole or in part, may be registered, in the name of any person other than the depositary or its nominee unless:

  •
  the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as required;

  •
  there will have occurred and be continuing an event of default with respect to the debt securities of a series represented by the global security; or

  •
  there will exist the circumstances described in certain provisions of the applicable indenture.

        Subject to the foregoing, all debt securities issued in exchange for a global security or any portion thereof will be registered in the names as the depositary for the global security will direct.

Consolidation, Merger, Conveyance, Transfer or Lease

        The indentures will provide that we may not consolidate or amalgamate with or merge into any person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, and we may not permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless:

  •
  the person is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and will expressly assume all of our obligations under the indenture and the debt securities;

  •
  immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

  •
  certain other conditions are met.

Events of Default

        Each of the following events will constitute an event of default under the applicable indenture with respect to any series of debt securities issued:

  •
  default in the payment of any interest on any debt security of that series when it becomes due, and the default continues for a period of 30 days;

  •
  default in the payment of the principal of or any premium on any debt security of that series when due;

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  default in the deposit of any sinking fund payment, when due in respect of any debt security of that series;

  •
  default in the performance of any covenant contained in the applicable indenture for the benefit of that series of the debt securities, and the default continues for a period of 90 days after written notice has been given as provided in the indenture;

  •
  a default under any bond, debenture, note or other evidence of our indebtedness of at least $10,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our indebtedness for money borrowed having an aggregate principal amount outstanding of at least $10,000,000, whether the indebtedness now exists or will hereafter be created, which default will have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without the indebtedness having been discharged, or the acceleration having been rescinded or annulled, within a period of 10 days after there has been given written notice as provided in the applicable indenture;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  any other event of default provided in or pursuant to the applicable indenture with respect to the debt securities of that series.

        If an event of default with respect to the debt securities of any series, other than certain events of default relating to bankruptcy, insolvency or reorganization, occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series (or, in the case of original issue discount securities, the portion of the principal amount as may be specified by their terms) to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders). If an event of default relating to bankruptcy, insolvency or reorganization occurs, the principal amount of all the debt securities of that series (or, in the case of original issue discount securities, the portion of the principal amount as may be specified by their terms) will automatically become immediately due and payable, and without any other action on the part of the trustee or any holder.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any event of default with respect to the debt securities of that series and rescind a declaration of acceleration of payment if sums sufficient to pay all amounts due other than amounts due upon acceleration are provided to the trustee and all defaults are remedied.

        If an event of default with respect to the debt securities of any series occurs and is continuing, the trustee may proceed to protect and enforce its rights and the rights of the holders of the debt securities of that series by the appropriate judicial proceedings, whether to enforce any covenant or agreement in the applicable indenture, to help in the exercise of any power granted by the indenture, or to enforce any other proper remedy.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series. However, the direction by the holders must not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with the direction.

        We will be required to deliver to the trustee annually a statement by certain of our officers as to whether or not, to their knowledge, we are in default in the performance of any of the terms, provisions and conditions of the applicable indenture and, if we are in default, specifying those defaults.

Supplemental Indentures and Waivers

        We and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected, may enter into a supplemental indenture to add, change or modify the applicable indenture or the rights of the holders of the debt securities of that series; provided, however, no supplemental indenture will, without the consent of the holder of each outstanding debt security affected:

  •
  change the stated maturity of any debt securities;

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  reduce the principal amount of or the rate of interest on the debt security or any premium payable upon the redemption of any debt securities;

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  reduce the amount of the principal of an original issue discount security or any other debt security payable upon acceleration of its maturity;

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  change any place of payment where, or currency in which, any debt security or any premium or interest on any debt security is payable;

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  impair the right to enforce any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

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  modify the provisions of the applicable indenture with respect to the subordination of the debt securities in a manner adverse to the holders of that debt security;

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  reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or for any waiver of compliance with certain provisions of the applicable indenture or for certain defaults;

  •
  modify our covenants under the applicable indenture; or

  •
  modify any of the above provisions.

        We and the trustee, without the consent of any holders of a series of debt securities, may enter into one or more supplemental indentures for any of the following purposes:

  •
  to provide for our successor and the assumption by our successor of our covenants under the applicable indenture;

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  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power herein conferred upon us;

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  to add any additional events of default for the benefit of the holders of all or any series of debt securities;

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  to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

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  to add, change or eliminate any provisions of the applicable indenture in respect to one or more series of debt securities, provided that the addition, change or elimination (i) will not apply to any outstanding debt security or (ii) will become effective only when there is no debt security outstanding of series created prior to the execution of the supplemental indenture which is entitled to the benefit of that provision;

  •
  to secure the debt securities;

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  to establish the form or terms of debt securities of that series as provided in the applicable indenture; or

  •
  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of this indenture as will be necessary to provide for or facilitate the administration of the trusts by more than one trustee, pursuant to the requirements of the applicable indenture.

        The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive compliance with certain restrictive covenants.

        The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive any past default under the applicable indenture, except a default in the payment of the principal of or any premium or interest and some covenants or provisions of the applicable indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Subordination of the Subordinated Debt Securities

        The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all of our Senior Indebtedness. In the event of:

  •
  any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, dissolution or other winding up, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets, or

  •
  any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or

  •
  any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours,

then and in any such event the holders of our Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our Senior Indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of our Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event.

        By reason of such subordination, in the event of our liquidation or insolvency, holders of our Senior Indebtedness and holders of other obligations of ours that are not subordinated to our Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities.

        Subject to the payment in full of all of our Senior Indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of our Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to the Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full.

        No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made:

  •
  if any of our Senior Indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist;

  •
  or if the maturity of any of our Senior Indebtedness has been accelerated because of a default.

        The subordinated indenture will not limit or prohibit us from incurring additional Senior Indebtedness, which may include indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness under the subordinated indenture.

        The term "Senior Indebtedness" means all indebtedness of ours outstanding at any time, except:

  •
  the subordinated debt securities;

  •
  indebtedness as to which, by the terms of the instrument creating or evidencing the same, is subordinated to or ranks equally with the subordinated debt securities;

  •
  indebtedness of ours to an affiliate of ours;

  •
  interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

  •
  trade accounts payable.

        The Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness.

        The subordinated indenture will provide that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

        The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state.

Information Concerning the Trustee

        We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the trustee and its respective affiliates in the ordinary course of business. The trustee will be named in the applicable prospectus supplement.

        Under each indenture, the trustee may be required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and related matters.

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK

        The following statements with respect to the common stock warrants are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Common Stock Warrant Agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

General

        The common stock warrants, evidenced by stock warrant certificates, may be issued under a stock warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including:

  •
  the offering price, if any;

  •
  the designation and terms of the common stock purchasable upon exercise of the stock warrants;

  •
  if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

  •
  the number of shares of common stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

  •
  the date on which the right to exercise the stock warrants will commence and expire;

  •
  a discussion of certain United States Federal income tax considerations;

  •
  the call provisions, if any;

  •
  the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

  •
  any antidilution provisions of the stock warrants; and

  •
  any other terms of the stock warrants.

        The shares of common stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

Exercise of Stock Warrants

        Stock warrants may be exercised by surrendering the stock warrant certificate to the stock warrant agent with the form of election to purchase on the reverse side of the stock warrant certificate properly completed and signed and by payment in full of the exercise price, as set forth in the applicable prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon receipt of the certificates, the stock warrant agent will requisition from the transfer agent for the common stock for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent will deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Stockholders

        Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

        The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Debt Warrant Agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

General

        The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the applicable prospectus supplement will describe the designation and terms of the debt warrants, including:

  •
  the offering price, if any;

  •
  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

  •
  if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

  •
  the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise;

  •
  the date on which the right to exercise the debt warrants will commence and expire;

  •
  a discussion of certain United States Federal income tax considerations;

  •
  whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

  •
  the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

  •
  any antidilution provisions of the debt warrants; and

  •
  any other terms of the debt warrants.

        Warrantholders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

        Debt warrants may be exercised by surrendering the debt warrant certificate to the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and signed, and by payment in full of the exercise price, as set forth in the applicable prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for the holder's obligations to purchase the shares under the stock purchase contracts, either our senior debt securities or our subordinated debt securities or U.S. Treasury securities.

        The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

        The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to:

  •
  the stock purchase contracts;

  •
  the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units; and

  •
  if applicable, the prepaid stock purchase contracts and the document pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION

        We may sell the offered securities in any one or more of the following ways from time to time:

  •
  through agents;

  •
  to or through underwriters;

  •
  through dealers;

  •
  directly to purchasers; or

  •
  through remarketing firms.

        The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the offered securities and the proceeds to us from such sale;

  •
  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange on which such offered securities may be listed.

        Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment.

        If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

        If a dealer is used in the sale of the offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

        Offers to purchase the offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

        The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions we may pay for soliciting these contracts.

        In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

        Each series of the offered securities will be a new issue and, other than the shares of common stock which are listed on the New York Stock Exchange, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

        In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

        Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

VALIDITY OF SECURITIES

        The validity of any securities offered by us in the applicable prospectus supplement will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. The validity of any securities offered in the applicable prospectus supplement will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy our reports, documents and other information at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public from the Commission's web site at www.sec.gov. We are not incorporating the contents of the Commission's web site into this prospectus.

        You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following documents:

  •
  Our Annual Report on Form 10-K for the fiscal year ended February 1, 2003, except for the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements and Supplementary Data included in such Form 10-K, Items 6, 7 and 8, respectively, which are superceded by the incorporation by reference below of Pep Boys' Current Report on Form 8-K dated October 10, 2003;

  •
  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 3, 2003, August 2, 2003 and November 1, 2003;

  •
  Our Current Reports on Form 8-K, dated March 26, 2003, April 29, 2003, as amended on April 30, 2003, July 31, 2003, August 5, 2003, September 23, 2003 and October 10, 2003;

  •
  Our Proxy Statement dated April 25, 2003 for our 2003 Annual Meeting of Stockholders; and

  •
  The description of our common stock contained in our registration statement on Form 8-A dated June 10, 1983 (File No. 103381), filed pursuant to the Exchange Act, and the description of our common stock purchase rights contained in the amendment to our registration statement on Form 8-A/A filed on December 19, 1997 (File No. 103381), including any further amendments or reports for the purposes of updating such descriptions.

        To receive a free copy of any of the documents incorporated by reference in this prospectus, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, call or write us at the following address and telephone number:

The Pep Boys—Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
Attention: George Babich, Jr.
(215) 430-9000

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement

4,250,000 Shares

The Pep Boys—Manny,
Moe & Jack

Common Stock

Goldman, Sachs & Co.
Morgan Stanley
Wachovia Securities
Advest, Inc.

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
The Offering
Summary Consolidated Financial and Operating Data
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
UNDERWRITING
Paid by Pep Boys
VALIDITY OF COMMON STOCK
Prospectus dated March 9, 2004.
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
PEP BOYS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
THE SECURITIES WE MAY OFFER
DESCRIPTION OF OUR CAPITAL STOCK
DESCRIPTION OF THE DEBT SECURITIES
DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK
DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE